Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS APRIL SAME STORE SALES GAIN OF 6%,
RAISES FIRST QUARTER EPS GUIDANCE

     Pleasanton, California, May 7, 2009 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 11% to $534 million for the four weeks ended May 2, 2009, up from $480 million for the four weeks ended May 3, 2008. Comparable store sales for the month grew 6% over the prior year.

     For the quarter ended May 2, 2009, sales totaled $1.692 billion, a 9% increase over the $1.556 billion in sales for the thirteen weeks ended May 3, 2008. Comparable store sales for the thirteen weeks ended May 2, 2009 grew 3% on top of a 3% increase in the prior year period.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are very pleased with our sales gains for both April and the first quarter, especially considering the ongoing challenging economic and retail environment. We believe our solid performance throughout the quarter was driven by our continued ability to deliver compelling bargains to customers. Dresses, Children’s and Shoes were the best performing merchandise categories for the month while the Southeast and Mid-Atlantic were the strongest regions.”

     Mr. Balmuth continued, “Our first quarter earnings are benefiting from above-plan sales, better-than-expected merchandise gross margin and tight expense control. As a result, earnings per share for the thirteen weeks ended May 2, 2009 are now estimated to be $.71 to $.72, up a strong 18% to 20% from the prior year’s $.60 per share. This compares to our previous earnings per share range of $.68 to $.70.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID# 82461828, from 8:30 a.m. Eastern time on May 7, 2009 through 8:00 p.m. Eastern time on May 8, 2009. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com. The Company will report first quarter 2009 earnings results and provide second quarter sales and earnings guidance on Thursday, May 21st. May 2009 sales results will be issued on Thursday, June 4th.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended May 2, 2009 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 8-K’s for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

* * * * *

     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of May 2, 2009, the Company operated 922 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 864 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

* * * * *

4